Exhibit 12A
                                                                    Page 1 of 2


                       GPU, INC. AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
     ----------------------------------------------------------------------
                                    UNAUDITED


                                                        Nine Months Ended
                                                  -----------------------------
                                                  September 30,   September 30,
                                                       2000            1999
                                                  -------------   -------------

OPERATING REVENUES                                 $3,912,104       $3,385,689
                                                    ---------        ---------

OPERATING EXPENSES                                  3,521,634        2,578,059
  Interest portion of rentals (A)                      17,863           24,969
  Fixed charges of service company
    subsidiaries (B)                                    3,911            4,165
                                                    ---------        ---------
      Net expense                                   3,499,860        2,548,925
                                                    ---------        ---------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds used
    during construction                                 3,541            3,204
  Equity in undistributed earnings
    of affiliates, net                                 22,278           79,370
  Other income, net                                   112,568           77,283
  Minority interest net income                         (2,816)          (1,796)
                                                    ---------        ---------
      Total other income and deductions               135,571          158,061
                                                    ---------        ---------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                           $  547,815       $  994,825
                                                    =========        =========

FIXED CHARGES:
  Interest on funded indebtedness                  $  386,549       $  302,135
  Other interest (C)                                   23,731           30,992
  Preferred stock dividends of
    subsidiaries on a pretax basis (E)                 22,588           13,934
  Interest portion of rentals (A)                      17,863           24,969
                                                    ---------        ---------
      Total fixed charges                          $  450,731       $  372,030
                                                    =========        =========

RATIO OF EARNINGS TO FIXED CHARGES                       1.22             2.67
                                                         ====             ====

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (D)                      1.22             2.67
                                                         ====             ====

                                                                    Exhibit 12A
                                                                    Page 2 of 2


                       GPU, INC. AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
       -------------------------------------------------------------------
                                    UNAUDITED




NOTES:

(A) GPU has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Represents fixed charges of GPU Service, Inc. and GPU Nuclear, Inc. which are accounted for as operating expenses in GPU's consolidated income statement. GPU has removed the fixed charges from operating expenses and included such amounts in fixed charges as interest on funded indebtedness and other interest for this statement.

(C) Includes amount for subsidiary-obligated mandatorily redeemable preferred securities of $8,025 and $19,752 for the nine month periods ended September 30, 2000 and 1999, respectively, and amount for subsidiary-obligated trust preferred securities of $10,017 and $4,673, respectively, for the same periods.

(D) GPU, Inc., the parent holding company, does not have any preferred stock outstanding, therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

(E) Calculation of preferred stock dividends of subsidiaries on a pretax basis is as follows:

                                                        Nine Months Ended
                                                  -----------------------------
                                                  September 30,   September 30,
                                                       2000            1999
                                                  -------------   -------------

Income before provision for income taxes
  and preferred stock dividends of subsidiaries    $119,672          $636,729

Income before preferred stock dividends
  of subsidiaries                                    29,208           394,156

Pretax earnings ratio                                 409.7%            161.5%

Preferred stock dividends of subsidiaries             5,513             8,628

Preferred stock dividends of subsidiaries on
  a pretax basis                                     22,588            13,934